Anthony C. Weagley
Vice President & Treasurer

Center Bancorp, Inc. Names John J. DeLaney, Jr. to Board of Directors

UNION, NJ -- (MARKET WIRE) -- 1/3/06 -- Center Bancorp Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, announced that at its board meeting on July 28, 2005 the Corporation named John J. DeLaney, Jr. to the Board of Directors effective January 1, 2006.

Mr. DeLaney is an Attorney and Partner with the law firm of Cooper Rose & English (Summit, New Jersey) and, served as the Mayor of Morristown, New Jersey from 1998 through 2005. He did not seek a third term in office.  Mr. DeLaney, personally and as a trustee, is a depositor of the Corporation’s bank subsidiary.

Mr. DeLaney has been named to the Compensation Committee, Nominating Committee and Executive Committee of the Boards of Directors of the Registrant and the Registrant’s bank subsidiary.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com

All non-historical statements in this press release (including the earnings per share guidance, the description of actions to be taken by the Corporation and the statements regarding the anticipated effects of the actions taken and to be taken by the Corporation) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.